Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated August 3, 2006, accompanying the financial statements of Ultra Core Corporation for the year ended June 30, 2005 contained in the Registration Statement on Form S-l of Globe Specialty Metals, Inc. We consent to the use of the aforementioned report in this 4th amended Registration Statement dated July 27, 2009 and to the use of our name as it appears under the caption “Experts”.
/s/ Hochfelder & Weber, P.C.
Hochfelder & Weber, P.C.
Chicago, Illinois
July 27, 2009